SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                             Featherlite Mfg., Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)
      and 0-11

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:


[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

                             FEATHERLITE MFG., INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                   May 6, 1998


     The Annual Meeting of Shareholders of Featherlite Mfg., Inc. will be held at the Company's offices, Highways 63 and 9, Cresco, Iowa, on Wednesday, May 6, 1998, at 7:00 p.m. (Central Daylight Time), for the following purposes:

    1.  To set the number of members of the Board of Directors at seven (7).

    2.  To elect directors of the Company for the ensuing year.

    3. To amend the Articles of Incorporation to change the name of the Company to Featherlite, Inc.

    4. To amend the 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance as options from 550,000 shares to 1,100,000 shares.

    5. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

     Only shareholders of record shown on the books of the Company at the close of business on March 20, 1998, will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the Proxy will help avoid further solicitation expense to the Company.

     This Notice, the Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors.

                                                          Gary H. Ihrke,
                                                          Secretary

Dated:   March 27, 1998
         Cresco, Iowa

                             FEATHERLITE MFG., INC.
                                 ---------------

                                 PROXY STATEMENT
                                       for
                         Annual Meeting of Shareholders
                             to be held May 6, 1998
                               ------------------


                                  INTRODUCTION

     Your Proxy is solicited by the Board of Directors of Featherlite Mfg., Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 6, 1998, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting.

     The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

     Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written Proxy with an officer of the Company. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting.

     Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

     The mailing address of the Company's principal executive office is Highways 63 and 9, P.O. Box 320, Cresco, Iowa 52136. The Company expects that this Proxy Statement and the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about March 27, 1998.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors of the Company has fixed March 20, 1998, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 20, 1998, 6,255,000 shares of the Company's Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

                             PRINCIPAL SHAREHOLDERS

     The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock as of March 20, 1998:


                                                         Amount and
         Name and Address                             Nature of Shares               Percent
         of Beneficial Owner                        Beneficially Owned(1)           of Class
-------------------------------------------------------------------------------------------------------------------
         Conrad D. Clement(2)                           1,600,000                     25.6%
         Tracy J. Clement(2)                            1,000,000                     16.0%
         Larry D. Clement(2)                            1,000,000                     16.0%
         Becker Capital Management, Inc. (3)              434,400                      6.9%
         Eric P. Clement(2)                               400,000                      6.4%



     (1) Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole investment power over the shares.
     (2) Address:  Highways 63 and 9, P.O. Box 320, Cresco, Iowa 54136.
     (3) Address: 1211 SW Fifth Avenue, Suite 2185, Portland, OR 97204. Ownership is as reported in Schedule 13G filed February 12, 1998. These securities are beneficially owned by advisory clients of Becker Capital Management, Inc., an investment advisor. Becker Capital Management, Inc. disclaims beneficial ownership of such shares.

                            MANAGEMENT SHAREHOLDINGS

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of March 20, 1998, by each executive officer of the Company named in the Summary Compensation Table, by each director who is a nominee for reelection and by all directors and executive officers (including the named individuals) as a group:

         Name of Director or Officer or                        Number of Shares                      Percent
                 Identity of Group                           Beneficially Owned(1)                 of Class(2)
-------------------------------------------------------------------------------------------------------------------
         Conrad D. Clement                                        1,600,000                           25.6%
         Tracy J. Clement                                         1,000,000                           16.0%
         Eric P. Clement                                            400,000                            6.4%
         Jeffery A. Mason                                            80,000 (3)                        1.3%
         Gary H. Ihrke                                               80,000 (3)                        1.3%
         Donald R. Brattain                                          39,720 (4)(5)                      *
         Thomas J. Winkel                                            10,720 (4)(5)                      *
         Kenneth D. Larson                                           15,720 (4)(5)                      *
         John H. Thomson                                             13,720 (4)(5)                      *
         Officers and Directors as a group (12 persons)           4,257,380 (6)                       65.7%

     * Less than 1%


(1) See Note (1) to preceding table.
(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 20, 1998, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.
(3) Such shares are not currently outstanding but may be purchased upon exercise of currently exercisable options.
(4) Includes 9,720 shares which may be purchased upon exercise of currently exercisable options.
(5) Does not include shares subject to an option which will be granted to and become purchasable by such individual on the date of the Annual Meeting pursuant to an automatic grant under the Company's 1994 Stock Option Plan.
(6) Includes 211,380 shares which may be purchased upon exercise of currently exercisable options.

                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)
General Information

     The Bylaws of the Company provide that the number of directors shall be determined by the shareholders at each annual meeting. The Board of Directors recommends that the number of directors be set at seven. Under applicable Minnesota law, approval of the proposal to set the number of directors at seven requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

     In the election of directors, each Proxy will be voted for each of the nominees listed below unless the Proxy withholds a vote for one or more of the nominees. Each person elected as a director shall serve for a term of one year or until his successor is duly elected and qualified. All of the nominees are members of the present Board of Directors. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board of Directors shall be voted by the proxy representatives for such substitute nominee as is selected by the Board, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence. The election of each nominee requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.

     The following table provides certain information with respect to the nominees for director.

     Name                Age     Positions Held
------------------------------------------------
Conrad D. Clement        54      President, Chief Executive Officer and Director
Jeffery A. Mason         57      Chief Financial Officer and Director
Tracy J. Clement         31      Executive Vice President and Director
Donald R. Brattain       57      Director
Thomas J. Winkel         55      Director
Kenneth D. Larson        57      Director
John H. Thomson          70      Director

     Conrad D. Clement has been the Chairman, President and Chief Executive Officer and a director of the Company since its inception in 1988. From 1969 to 1988, Mr. Clement was the President and principal owner of several farm equipment and agricultural businesses. Mr. Clement is also the President and Chief Executive Officer and a shareholder of Featherlite Credit Corporation, an affiliate of the Company ("Featherlite Credit"). See "Certain Transactions". Mr. Clement is the brother of Larry D. Clement and the father of Tracy J. Clement and Eric P. Clement.

     Jeffery A. Mason has been the Chief Financial Officer and Controller of the Company since August 1989 and has been a director of the Company since June 1993. From 1969 to 1989, Mr. Mason served in various financial management capacities with several companies, including Arthur Andersen & Co. and Carlson Companies. Mr. Mason is a certified public accountant.

     Tracy J. Clement has been Executive Vice President and a director of the Company since 1988. Prior to 1988, Mr. Clement was a shareholder and manager of several farm equipment and agricultural businesses with his father, Conrad D. Clement. Mr. Clement is also an officer and shareholder of Featherlite Credit. See "Certain Transactions."

     Donald R. Brattain, a director of the Company since August 1994, is the President of Brattain & Associates, LLC, a private investment company established in 1981. In addition, Mr. Brattain currently serves as a director of the following companies: Everest Medical, Inc., Harmony Brook, Inc. (merger with Culligan is to be effective March 13, 1998) and Sunrise International Leasing Corporation.

     Thomas J. Winkel, a director of the Company since August 1994, has been a financial and management consultant in St. Paul, Minnesota since January 1, 1994. Mr. Winkel also serves as the interim President and CEO of Advanced Bionics, Inc., a start-up medical device company. From 1990 to 1994, Mr. Winkel was Chairman, President and Chief Executive Officer of Road Rescue, Inc., a manufacturer of emergency response vehicles. From 1967 to 1990, Mr. Winkel served in various professional capacities with Arthur Andersen & Co., the last five years as Managing Partner of its St. Paul office. Mr. Winkel also serves as a director of Marten Transport.


     Kenneth D. Larson, a director of the Company since August 1994, joined Polaris Industries in September 1988 as Executive Vice President/Operating Officer and was named President and Chief Operating Officer in July 1989. Mr. Larson was formerly Executive Vice President of The Toro Company. Prior to starting with Toro in 1975, he held a number of positions with Allis-Chalmers Corp., General Electric Co. and the Gehl Company. Mr. Larson is a director of Polaris Industries, Inc., Destron-Fearing Corporation and MVE Holdings, Inc.


     John H. Thomson, a director of the Company since August 1994, is the Chairman of Cresco Union Savings Bank. See "Certain Transactions." Mr. Thomson has 41 years of experience in the banking industry.

Committee and Board Meetings

     The Company's Board of Directors has two standing Committees, the Audit Committee and the Compensation Committee. The Audit Committee, whose members are Messrs. Winkel, Brattain, Thomson and Larson, is responsible for reviewing the Company's internal audit procedures, the quarterly and annual financial statements of the Company and, with the Company's independent accountants, the results of the annual audit. The Audit Committee met twice during fiscal 1997. The Compensation Committee, whose members are Messrs. Brattain, Winkel, Larson and Thomson, recommends compensation of officers of the Company. The Compensation Committee met once during fiscal year 1997. The Board does not have a nominating committee.

     During fiscal 1997, the Board held four meetings. Each director attended 75% or more of the total number of meetings of the Board and of Committees of which he was a member.

Directors' Fees

     Directors who are not employees of the Company are compensated at the rate of $2,000 per Board meeting plus $1,000 per quarter. In addition, pursuant to the Company's 1994 Stock Option Plan, as amended, nonemployee directors will receive automatic grants of 3,000 shares of nonqualified stock options upon their initial election to the Board and upon their re-election by the shareholders. The exercise price shall be 100% of the Common Stock's current fair market value as of the date of grant. Each nonqualified stock option granted to nonemployee directors shall be immediately exercisable and shall expire five (5) years after the date of grant. As of May 7, 1997, the date of the 1997 Annual Meeting, Messrs. Donald R. Brattain, Thomas J. Winkel, Kenneth
D. Larson and John H. Thomson each received an option for the purchase of 3,000 shares at an exercise price of $6.875 per share.

                              CERTAIN TRANSACTIONS

     Featherlite Credit Corporation ("Featherlite Credit"), which provides retail financing to customers of the Company's dealers, is wholly-owned by the following officers and directors of the Company: Conrad D. Clement (40%), Tracy
J. Clement (25%), Larry D. Clement (25%), and Eric P. Clement (10%).

     In 1997, 1996 and 1995 the Company entered into agreements with Featherlite Credit Corporation (Credit) to pay Credit a fee for services Credit provides in connection with financing transactions related to the sale or lease of Featherlite trailers and other related matters such as development of the Featherlite Master Lease program. Credit agreed to reimburse the Company for costs and expenses directly related to Credit which are paid by the Company, such as wages and related costs of Credit employees. The Company paid or accrued $42,000 for Credit in 1997 and Credit paid or accrued $96,000 for the Company. This Program was terminated in May, 1997.


     Featherlite Credit leases trailers and coaches to outside parties under operating leases with terms varying from three to six years. It buys trailers and coaches from Featherlite dealers and in some cases, directly from the Company at normal selling prices and pays for the trailers at the time the lease is signed. Aggregate trailer sales of $1,080,000 were made by the Company to Credit in 1997.

     Clement Auto and Truck, Inc. ("CATI"), which is wholly-owned by Larry D. Clement, is an authorized FEATHERLITE(R) dealer located in Fort Dodge, Iowa. Sales to CATI were $1,246,000 in 1997. All such sales were on terms and conditions comparable to those available to other Company dealers. CATI was indebted to the Company for transactions related to such sales in the amount of $38,000 at December 31, 1997.

     During March 1993, the Company entered into a four-year lease agreement with Conrad D. Clement, Tracy J. Clement and Eric P. Clement for three truck tractors, each owned one-third by such individuals. Such lease requires monthly payments of $5,625 over the lease term, which expired in February 1997. In 1997, payments under this lease totaled $33,750.

     During May 1994, the Company entered into a five-year lease agreement with Conrad D. Clement, Tracy J. Clement and Eric P. Clement, each equal owners of a loader. Aggregate payments under this lease will total $118,500 over the lease term. In addition, the Company insures the loader and pays all ordinary maintenance and expenses related to the loader. In 1997, payments under this lease totaled $23,712.

     John H. Thomson, a director of the Company, is the Chairman and President of Cresco Union Savings Bank in Cresco, Iowa. At December 31, 1996 the Company was indebted to Cresco Union Savings Bank in the aggregate amount of $385,000. During 1997, this indebtedness was repaid as part of new financing provided by Firstar Bank, N.A.


                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors of the Company is composed of directors Donald R. Brattain, Thomas J. Winkel, Kenneth D. Larson and John H. Thomson. None of the members of the Committee is or ever has been an employee or an officer of the Company and none is affiliated with any entity (other than the Company) with which an executive officer of the Company is affiliated.

     Compensation Plan. The executive compensation plan adopted by the Compensation Committee is comprised of base salaries, annual performance bonuses, long-term incentive compensation in the form of stock options (at least for officers who are not already principal shareholders of the Company), and various benefits in which all qualified employees of the Company participate. In addition, the Compensation Committee from time to time may award special cash bonuses or stock options related to non-recurring, extraordinary performance.

     The Compensation Committee adopted an approach of paying annual base salaries which are on the moderate side of being competitive in its industry, taking into account particular positive and negative aspects of the Company's location in rural Iowa, and of awarding cash bonuses based on achievement of specific annual goals. The goals are established annually by the Compensation Committee. Options are currently being determined on an individual basis.

     Generally, if the Company achieves its sales, income before taxes and return on assets objectives for the year, each executive officer will accrue a bonus which is equal to 50 percent of the officer's base pay. If the Company's performance is no more than 10 percent below its objectives, each officer will accrue a bonus equal to 25 percent of base pay and if the performance is 105 percent or more of each objective, each officer accrues a bonus of 55 percent of base pay. Bonuses are prorated for Company performance which falls between these achievement percentages. Each of the objectives is weighted as a percentage of the total and may be achieved on a stand-alone basis. Bonuses are paid in the calendar year following the year in which they are earned by the officers.

     In 1997, the Company achieved 92 percent of the sales objective, 101 percent of the income before tax objective and 107 percent of the return on assets objective, so each executive officer accrued a bonus equal to 44 percent of base pay. Bonuses accrued in 1997 for each named officer appear under the caption "Bonus" in the Summary Compensation table.

     Compensation in 1997. The Compensation Committee made adjustments in the base annual salaries of officers to reflect changes in levels of responsibilities and individual performance. Bonuses of $399,942 were earned for achievement of the goals established under the compensation plan. For 1998, base salaries for executive officers named in the compensation table below are as follows: Conrad D. Clement - $339,000; Tracy J. Clement - $212,000; Jeffery A. Mason - $140,000; Gary Ihrke - $140,000; and Eric Clement - $121,000.

     Chief Executive Officer Compensation. Conrad D. Clement served as the Company's Chief Executive Officer in 1997. His compensation was $295,000 and he earned a bonus of $130,390 for achieving the defined goals under the compensation plan. For 1998, the Compensation Committee has established a base salary of $339,000 and Mr. Clement is eligible for a cash bonus on the same basis as other officers as described above.

                                               Donald R. Brattain
                                               Thomas J. Winkel
                                               John H. Thomson
                                               Kenneth D. Larson
                                               Members of the
                                               Compensation Committee

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Executive Officer and to the Company's other executive officers whose salary and bonus for fiscal 1997 exceeded $100,000:



                                                                                       Long Term
                                                     Annual Compensation              Compensation
-------------------------------------------------------------------------------------------------------------------
                                                                                      Securities         All
                                                                                      Underlying        Other
Name and Fiscal                                                                        Options/        Compen-
Principal Position             Year       Salary ($)      Bonus($)       Other ($)      SARs(#)        sation ($)
-------------------------------------------------------------------------------------------------------------------
Conrad D. Clement,             1997         285,500       130,390        1,141(1)         -0-           9,500(2)
President and Chief            1996         286,000        61,950        3,649(1)         -0-           9,000
Executive Officer              1995         286,000          -0-         3,638(1)         -0-           9,000
-------------------------------------------------------------------------------------------------------------------
Tracy J. Clement,              1997         175,500        82,212       10,141(1)         -0-           9,500(2)
Executive Vice President       1996         176,000        38,850        2,191(1)         -0-           9,000
                               1995         176,000          -0-         9,678(1)         -0-           9,000
-------------------------------------------------------------------------------------------------------------------
Jeffery A. Mason, Chief        1997         114,680        53,924        5,655(1)         -0-           7,320(2)
Financial Officer              1996         114,680        25,620        7,320(1)       40,000          7,320
                               1995         114,680          -0-         5,723(1)         -0-           7,320
-------------------------------------------------------------------------------------------------------------------
Gary H. Ihrke                  1997         108,100        50,830           -0-           -0-           6,900(2)
Vice President of Operations   1996         107,723        24,150           -0-         40,000          6,865
& Secretary                    1995          79,996          -0-            -0-           -0-           5,100
-------------------------------------------------------------------------------------------------------------------
Eric P. Clement                1997          90,240        42,432        7,822(1)         -0-           5,760(2)
Vice President of Sales        1996          89,951        20,160        4,929(1)         -0-           5,742
                               1995          75,200          -0-         7,248(1)         -0-           4,800

(1) Related to automobiles only.

(2) Company contribution to 401(k) Plan.


Option/SAR Grants During 1997 Fiscal Year

     There were no options granted to the named executive officers during fiscal 1997. The Company has not granted any stock appreciation rights.

Option/SAR Exercises During 1997 Fiscal Year and Fiscal Year End Option/SAR
Values

     The following table provides information related to options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end.

                                                                                                   Value of
                                                                           Number of              Unexercised
                                                                          Unexercised            In-the Money
                                                                        Options/SARs at         Options/SARs at
                                 Shares                                   FY-End (#)             FY-End ($)(1)
                               Aquired on             Value              Exercisable/            Exercisable/
Name                          Exercise ($)        Realized ($)           Unexercisable           Unexercisable
-------------------------------------------------------------------------------------------------------------------
Conrad D. Clement                  -0-                 -0-                    -0-                     --
Tracy J. Clement                   -0-                 -0-                    -0-                     --
Jeffery A. Mason                   -0-                 -0-               80,000/20,000          131,250/37,500
Gary H. Ihrke                      -0-                 -0-               80,000/20,000          131,250/37,500
Eric P. Clement                    -0-                 -0-                    -0-                     --




(1) Based on the difference between $7.875 (the closing price of the Company's Common Stock on December 31, 1997 as reported by Nasdaq) and the option exercise price.

Stock Performance Chart

     The following chart compares the cumulative total shareholder return on the Company's Common Stock with the S&P 500 Index and an index of peer companies selected by the Company (the "Peer Group Index"). The comparison assumes $100 was invested on September 28, 1994 (the date the Company's Common Stock began trading) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 9/28/94      12/31/94     12/31/95     12/31/96     12/31/97
Featherlite      $100.00      $162.50      $ 93.75      $102.08      $131.25
Peer Group        100.00       110.04       100.07       146.26       107.88
S&P 500           100.00        98.80       132.51       159.35       205.53



     The Peer Group Index includes the following companies: Arctco, Inc., Harley Davidson, Inc., Miller Industries, Inc., Polaris Industries, Inc., Spartan Motors, Inc., Dorsey Trailers, Inc. and Wabash National Corp.

                     AMENDMENT OF ARTICLES OF INCORPORATION
                           TO CHANGE CORPORATION NAME
                                 (Proposal # 3)

     At the Annual Meeting, shareholders will be asked to approve an amendment to the Company's Articles of Incorporation to change the name of the Company from "Featherlite Mfg., Inc." to "Featherlite, Inc." "Featherlite, Inc." more broadly describes the scope of the Company's business. Accordingly, the Board of Directors has adopted and recommends for shareholder approval an amendment to the Articles of Incorporation of the Company which would change the name of the Company to "Featherlite, Inc."

Vote Required

     Adoption of the amendment to the Company's Articles of Incorporation to change the Company's name requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

          APPROVAL OF INCREASE IN SHARES RESERVED FOR 1994 STOCK OPTION
                                      PLAN
                                (Proposal No. 4)

General

      The Board of Directors has adopted, subject to shareholder approval, an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1994 Stock Option Plan (the "Plan") from 550,000 to 1,100,000.

      A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

Description of Plan

      Purpose. The purpose of the Plan is to promote the success of the Company by facilitating the employment and retention of competent personnel and by furnishing incentive to directors, officers, employees and key consultants upon whose efforts the success of the Company will depend to a large degree.

      Term. Incentive stock options may be granted under the Plan for a period of ten years from the date of adoption of the Plan by the Board of Directors. Nonqualified stock options, may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board.

      Administration. The Plan may be administered by the Board of Directors or a Committee of the Board of Directors (the "Committee"). The Plan gives broad powers to the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.

      Eligibility. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the Plan. All employees, directors and officers of, and consultants and advisors to, the Company or any subsidiary are eligible to receive nonqualified stock options. As of March 9, 1998, the Company had approximately 1,431 employees (of which eight are officers) and four directors who are not employees.

      Options. When an option is granted under the Plan, the Committee at its discretion specifies the option price, the type of option (either "incentive" or "nonqualified") to be granted, and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock and, unless otherwise determined by the Committee, the option price of a nonqualified option will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The market value per share of the Company's Common Stock on March 9, 1998 was $8.19. The term during which the Option, may be exercised and whether the option will be exercisable immediately, in stages or otherwise are set by the Committee, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock's then fair market value. Each incentive stock option granted under the Plan is nontransferable during the lifetime of the optionee. Each outstanding option under the Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment or other relationship with the Company.

      Automatic Grants to Directors. The Plan provides for the automatic grant of a nonqualified stock option to each nonemployee director upon his or her initial election to the Board and upon each re-election by the shareholders. The exercise price of each such option must be 100% of the Common Stock's fair market value as of the date of grant. Each nonqualified stock option granted to nonemployee directors is immediately exercisable and expires five years after the date of grant. If the nonemployee director's membership on the Board terminates for any reason other than death, the nonemployee director will have thirty days to exercise the options, unless the options otherwise expire prior to the end of that thirty day period. In the event of the nonemployee director's death, his or her estate will have six months from the date of death to exercise the options, unless the options expire prior to the end of that six-month period.

      Amendment. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee except as authorized in the event of merger, consolidation or liquidation of the Company, (ii) the Plan may not, without the approval of the shareholders, be amended in any manner that will (a) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (b) change the designation of the class of employees eligible to receive options; (c) decrease the price at which options will be granted; or (d) materially increase the benefits accruing to optionees under the Plan, and (iii) the provisions relating to the nonqualified stock options granted to nonemployee directors may not be amended more frequently than once every six months, unless the amendment is required to comply with changes in the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended.

      Federal Income Tax Consequences of the Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised, equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment-related taxes on such ordinary income.

      Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. Under
Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

      Plan Benefits. The table below shows the total number of stock options that have been received by the following individuals and groups under the Plan:

                                                             Total Number of
      Name and Position/Group                                Options Received(1)

      Conrad D. Clement, President and Chief
           Executive Officer                                                0
      Tracy J. Clement, Executive Vice President                            0
      Jeffery A. Mason, Chief Financial Officer                       100,000
      Gary H. Ihrke, Vice President of Operations                     100,000
      Eric P. Clement, Vice President of Sales                              0
      Current Executive Officer Group                                 212,500
      Current Non-executive Officer Director Group                     38,880
      Current Non-executive Officer Employee Group                     60,000

      (1) This table reflects only the total stock options granted as of March 9, 1998, without taking into account exercises or cancellations. Because future grants of stock options are subject to the discretion of the Committee, the future benefits that may be received by these individuals or groups under the Plan cannot be determined at this time, except for the automatic grants to nonemployee directors as described above.

Vote Required; Recommendation

The Board of Directors recommends that the shareholders approve the increase in the shares reserved for the 1994 Stock Option Plan. Approval of the increase requires the affirmative vote of the greater of (i) a majority of the shares represented at the meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

                              INDEPENDENT AUDITORS

     McGladrey & Pullen, LLP acted as the Company's independent auditors for the 1997 fiscal year, and the Company has selected McGladrey & Pullen, LLP as its independent auditors for the current fiscal year ending December 31, 1998.

     A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to Insiders were complied with.

                              SHAREHOLDER PROPOSALS

     Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1998 Annual Meeting must be received by the Company at its offices by November 28, 1998 to be considered for inclusion in the Company's proxy statement and related proxy for the 1999 Annual Meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the meeting. If any other matter does properly come before the meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CHIEF FINANCIAL OFFICER, FEATHERLITE MFG., INC., HIGHWAYS 63 AND 9, BOX 320, CRESCO, IOWA 52136.

Dated:   March 27, 1998
         Cresco, Iowa

                             FEATHERLITE MFG., INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Conrad D. Clement and Tracy J. Clement, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Featherlite Mfg., Inc. registered in the name of the undersigned, at the Annual Meeting of the Shareholders to be held on Wednesday, May 6, 1998, at 7:00 p.m. Central Daylight Time, at the Company's offices, Highway 63 and 9, Cresco, Iowa, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.


              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

FEATHERLITE MFG., INC. ANNUAL MEETING
The Board of Directors recommends that you vote "FOR" the following proposals:

1.  SET NUMBER OF DIRECTORS AT SEVEN:                                                        [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

2.  ELECTION OF DIRECTORS:
      1-Conrad D. Clement   2-Jeffery A. Mason   3-Tracy J. Clement    [ ] FOR all nominees            [ ] WITHHOLD AUTHORITY
      4-Donald R. Brattain  5-Thomas J. Winkel   6-Kenneth D. Larson       listed to the left (except)     to vote for all nominees
      7-John H. Thomson                                                    as specified below).            listed to the left.

(Instructions:  To withhold authority to vote for any indicated nominee, write the
number(s) of the nominee(s) in the box provided to the right.)                         -----------------------------------

3.  To amend the Articles of Incorporation to change the name of the Company to
    Featherlite, Inc.                                                                        [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4.  To amend the 1994 Stock Option Plan to increase the number of shares of Common
    Stock reserved for issuances as options from 550,000 shares to 1,100,000 shares.         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

5.  OTHER MATERS: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

Check appropriate box                             Date                             NO. OF SHARES
Indicate changes below:                                -----------------
Address Change?        [ ]  Name Change?   [ ]

                                                                             -------------------------------------------
                                                                             Signature(s) in Box
                                                                             PLEASE DATE AND SIGN ABOVE exactly as name appears
                                                                             at the left, indicating, where appropriate, official
                                                                             position or representative capacity.  If stock is
                                                                             held in joint tenancy, each joint owner should sign.
